Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-202305) on Form S-8 of First Northwest Bancorp of our report dated November 30, 2017, relating to the financial statements and supplemental information of First Federal Savings and Loan Association of Port Angeles 401(k) Plan which appear in the Annual Report on Form 11-K for the year ended June 30, 2017.

/s/ Moss Adams LLP

Everett, WA
November 30, 2017